Exhibit 99.1
For Release:    Immediately

Contact:	Media -
	Aidan Gormley -Director, Global Communications and Branding	216-896-3258
aidan.gormley@parker.com
Financial Analysts -
	Robin J. Davenport, Vice President, Corporate Finance	216-896-2265
rjdavenport@parker.com

Stock symbol:	PH - NYSE

Parker Reports Fiscal 2016 Second Quarter Results

•	Second quarter EPS $1.33 as reported, or $1.52 adjusted for business realignment

•	Sales decreased 14% with 4% due to currency, 10% organic

•	Simplification and restructuring efforts generated impressive decremental marginal return on sales of 23.2% as reported, 17.2% adjusted

•	Company maintains fiscal 2016 full-year adjusted earnings guidance

CLEVELAND, January 26, 2016 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2016 second quarter ended December 31, 2015. Fiscal 2016 second quarter sales were $2.71 billion, compared with $3.13 billion in the prior year quarter. Net income was $183.1 million, compared with $267.3 million in the second quarter of fiscal 2015. Fiscal 2016 second quarter earnings per share were $1.33, compared with $1.80 in the prior year quarter. Adjusted earnings per share were $1.52, compared with $1.84 in the prior year quarter. A reconciliation of reported to adjusted earnings per share is included with the financial tables in this news release.

“We have taken purposeful action in managing our cost structure to reflect challenging global market conditions,” said Chairman and Chief Executive Officer Tom Williams. “Continued weakness, stemming from natural resource related end markets such as oil and gas, construction, mining and agriculture, continues to impact sales and order rates. Our global teams have adapted quickly to these changes allowing us to deliver solid margin performance with decremental marginal returns of 17.2% on an adjusted basis. We are executing our previously announced restructuring actions and have made significant progress with Simplification initiatives to reduce complexity, increase speed, reduce costs and better serve our customers. We remain well positioned to weather the current downturn.”

During the quarter, the company repurchased $90 million of Parker shares, and $400 million have been repurchased year-to-date. Approximately $1.7 billion have been purchased under a previously announced authorization to repurchase between $2 billion and $3 billion in shares over two years, beginning in October 2014.

Segment Results
Diversified Industrial Segment: North American second quarter sales decreased 16% to $1.2 billion and operating income was $153.6 million compared with $226.9 million in the same period a year ago. International second quarter sales decreased 16% to $1.0 billion, the majority of the decline in sales was the result of changes in foreign currency rates. International operating income was $95.4 million compared with $136.5 million in the same period a year ago.

Aerospace Systems Segment: Second quarter sales decreased 1% to $552.4 million, and operating income increased 22% to $81.8 million, compared with $66.8 million in the same period a year ago.

Orders
Parker reported a decrease in orders of 12% for the quarter ending December 31, 2015, compared with the same quarter a year ago. The company reported the following orders by business:

•	Orders decreased 15% in the Diversified Industrial North America businesses compared with the same quarter a year ago.

•	Orders decreased 10% in the Diversified Industrial International businesses compared with the same quarter a year ago.

•	Orders decreased 11% in the Aerospace Systems segment on a rolling 12-month average basis.

Outlook
For the fiscal year ending June 30, 2016, the company has maintained the midpoint and narrowed the range of guidance for earnings from continuing operations to $5.40 to $5.80 per share, or $5.90 to $6.30 per share on an adjusted basis. Fiscal year 2016 guidance is adjusted for expected business realignment expenses of approximately $0.50 per share, of which $0.30 per share relates to the company’s Simplification initiatives. Guidance also reflects an expected full year tax rate of approximately 28%.

Williams added, “We expect that market conditions will continue to be challenging through the end of fiscal 2016. Efforts to align costs accordingly and position Parker to deliver strong financial performance will continue and are reflected in our outlook. Parker team members are also working hard to further many new growth initiatives established by our new Win StrategyTM. Expanding our distribution network, commercializing new products and systems, improving the customer experience, developing services, e-Business and Internet of Things are all opportunities that we are pursuing to spur future growth and solidify our position as the leader in the motion and control industry.”

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2016 second quarter results are available to all interested parties via live webcast today at 11:00 a.m. ET, on the company's investor information web site at www.phstock.com. To access the call, click on the "Live Webcast" link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the webcast will also be available at www.phstock.com for one year after the call.

With annual sales of approximately $13 billion in fiscal year 2015, Parker Hannifin is the world's leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company has operations in

50 countries around the world. Parker has increased its annual dividends paid to shareholders for 59 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company's website at www.parker.com, or its investor information website at www.phstock.com.

Note on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly % change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems segment.

Note on Non-GAAP Numbers
This press release contains references to (a) segment operating margins, earnings per share and net income without the effect of business realignment expenses; and (b) the effect of business realignment expenses on forecasted earnings from continuing operations per share. The effects of business realignment expenses are removed to allow investors and the company to meaningfully evaluate changes in segment operating margin, earnings per share and net income on a comparable basis from period to period.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; ability to implement successfully the Company’s capital allocation initiatives, including timing, price and execution of share repurchases; increases in raw material costs that cannot be recovered in product pricing; the company's ability to manage costs related to insurance and employee retirement and health care benefits; threats associated with and efforts to combat terrorism and cyber-security risks; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION - DECEMBER 31, 2015				Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands except per share amounts)	2015	2014	2015	2014

Net sales	$2,705,590	$3,134,993	$5,574,938	$6,404,925
Cost of sales	2,140,624	2,401,584	4,341,528	4,861,449
Gross profit	564,966	733,409	1,233,410	1,543,476
Selling, general and administrative expenses	314,666	379,804	684,880	780,644
Interest expense	34,297	27,645	70,057	48,606
Other (income), net	(13,877)	(17,306)	(27,056)	(25,675)
Income before income taxes	229,880	343,266	505,529	739,901
Income taxes	46,743	75,931	127,366	192,395
Net income	183,137	267,335	378,163	547,506
Less: Noncontrolling interests	155	83	203	165
Net income attributable to common shareholders	$182,982	$267,252	$377,960	$547,341

Earnings per share attributable to common shareholders:
Basic earnings per share	$1.35	$1.84	$2.78	$3.72
Diluted earnings per share	$1.33	$1.80	$2.74	$3.66

Average shares outstanding during period - Basic	135,373,356	145,493,247	136,108,930	147,116,038
Average shares outstanding during period - Diluted	137,065,447	148,182,777	137,788,219	149,463,280

Cash dividends per common share	$0.63	$0.63	$1.26	$1.11

RECONCILIATION OF NET INCOME AND EARNINGS PER DILUTED SHARE TO ADJUSTED NET INCOME AND EARNINGS PER DILUTED SHARE
Net income	$183,137	$267,335	$378,163	$547,506
Adjustments:
Business realignment charges	25,463	6,450	41,015	11,962
Adjusted net income	$208,600	$273,785	$419,178	$559,468

Earnings per diluted share	$1.33	$1.80	$2.74	$3.66
Adjustments:
Business realignment charges	0.19	0.04	0.30	0.08
Adjusted earnings per diluted share	$1.52	$1.84	$3.04	$3.74

PARKER HANNIFIN CORPORATION - DECEMBER 31, 2015				Exhibit 99.1
BUSINESS SEGMENT INFORMATION BY INDUSTRY
(Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands)	2015	2014	2015	2014
Net sales
Diversified Industrial:
North America	$1,160,774	$1,389,207	$2,447,104	$2,861,019
International	992,464	1,187,400	2,030,911	2,450,897
Aerospace Systems	552,352	558,386	1,096,923	1,093,009
Total net sales	$2,705,590	$3,134,993	$5,574,938	$6,404,925
Segment operating income
Diversified Industrial:
North America	$153,581	$226,888	$366,329	$491,124
International	95,367	136,525	224,662	326,330
Aerospace Systems	81,764	66,817	155,767	132,166
Total segment operating income	330,712	430,230	746,758	949,620
Corporate general and administrative expenses	31,210	51,360	84,261	106,804
Income before interest expense and other expense	299,502	378,870	662,497	842,816
Interest expense	34,297	27,645	70,057	48,606
Other expense	35,325	7,959	86,911	54,309
Income before income taxes	$229,880	$343,266	$505,529	$739,901

RECONCILIATION OF SEGMENT OPERATING MARGIN TO ADJUSTED SEGMENT OPERATING MARGIN
(Unaudited)
	Three Months Ended		Six Months Ended
	December 31, 2015		December 31, 2015
	Operating income	Margin	Operating income	Margin
As reported segment operating income	$330,712	12.2%	$746,758	13.4%
Adjustments:
Business realignment charges	34,800		56,588
Adjusted segment operating income	$365,512	13.5%	$803,346	14.4%

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - DECEMBER 31, 2015
CONSOLIDATED BALANCE SHEET
(Unaudited)	December 31,	June 30,	December 31,
(Dollars in thousands)	2015	2015	2014
Assets
Current assets:
Cash and cash equivalents	$1,047,494	$1,180,584	$1,075,307
Marketable securities and other investments	820,682	733,490	886,879
Trade accounts receivable, net	1,419,934	1,620,194	1,572,864
Non-trade and notes receivable	293,913	364,534	428,090
Inventories	1,279,760	1,300,459	1,453,996
Prepaid expenses	141,030	241,684	160,335
Deferred income taxes	148,198	142,147	150,301
Total current assets	5,151,011	5,583,092	5,727,772
Plant and equipment, net	1,598,185	1,664,022	1,716,489
Goodwill	2,913,065	2,942,679	3,011,894
Intangible assets, net	975,515	1,013,439	1,090,972
Other assets	1,116,315	1,091,805	1,021,272
Total assets	$11,754,091	$12,295,037	$12,568,399

Liabilities and equity
Current liabilities:
Notes payable	$574,302	$223,142	$242,043
Accounts payable	948,157	1,092,138	1,145,202
Accrued liabilities	736,145	894,555	817,152
Accrued domestic and foreign taxes	109,495	140,295	134,754
Total current liabilities	2,368,099	2,350,130	2,339,151
Long-term debt	2,724,860	2,723,960	2,725,510
Pensions and other postretirement benefits	1,475,351	1,699,197	1,309,477
Deferred income taxes	76,405	77,967	86,606
Other liabilities	306,655	336,214	347,514
Shareholders' equity	4,799,406	5,104,287	5,756,749
Noncontrolling interests	3,315	3,282	3,392
Total liabilities and equity	$11,754,091	$12,295,037	$12,568,399

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - DECEMBER 31, 2015
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Six Months Ended December 31,
(Dollars in thousands)	2015	2014

Cash flows from operating activities:
Net income	$378,163	$547,506
Depreciation and amortization	156,093	160,625
Stock incentive plan compensation	39,026	52,217
Gain on sale of businesses	—	(5,791)
(Gain) loss on disposal of assets	(336)	8,092
Gain on sale of marketable securities	(158)	—
Net change in receivables, inventories, and trade payables	41,866	2,205
Net change in other assets and liabilities	(255,296)	(167,918)
Other, net	(12,730)	(58,439)
Net cash provided by operating activities	346,628	538,497
Cash flows from investing activities:
Acquisitions (net of cash of $3,814 in 2015 and $3,979 in 2014)	(67,552)	(18,640)
Capital expenditures	(75,419)	(109,781)
Proceeds from sale of plant and equipment	8,506	3,902
Proceeds from sale of businesses	—	22,779
Purchases of marketable securities and other investments	(575,183)	(971,606)
Maturities and sales of marketable securities and other investments	527,819	475,851
Other, net	(41,450)	(43,239)
Net cash (used in) investing activities	(223,279)	(640,734)
Cash flows from financing activities:
Net payments for common stock activity	(394,030)	(852,524)
Net proceeds from debt	356,591	669,975
Dividends	(171,707)	(164,758)
Net cash (used in) financing activities	(209,146)	(347,307)
Effect of exchange rate changes on cash	(47,293)	(88,704)
Net (decrease) in cash and cash equivalents	(133,090)	(538,248)
Cash and cash equivalents at beginning of period	1,180,584	1,613,555
Cash and cash equivalents at end of period	$1,047,494	$1,075,307

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - DECEMBER 31, 2015
RECONCILIATION OF FORECASTED EARNINGS PER DILUTED SHARE TO ADJUSTED FORECASTED EARNINGS PER DILUTED SHARE
(Unaudited)
(Amounts in dollars)
	Fiscal Year 2016
Forecasted earnings per diluted share	$5.40 to $5.80
Adjustments:
Business realignment charges	0.50
Adjusted forecasted earnings per diluted share	$5.90 to $6.30